Exhibit 11

 Computation of Primary and Fully Diluted Net Income (Loss) Per Share


                                             For the three months         For the twelve months
                                              ended December 31             ended December 31
                                             1995           1994           1995            1994


    Average shares outstanding              8,913,175       8,727,971      8,860,065    8,677,811

    Add shares  assuming  exercise  of
     options  reduced by the number of
     shares which could have been
      purchased with the proceeds from
     exercise of such options                   8,129          16,212         15,295       18,204

    Average shares and equivalents
     outstanding, primary                   8,921,304       8,744,183      8,875,360    8,696 015

    Average shares outstanding              8,913,175       8,727,971      8,860,065    8,677,811

    Add shares giving effect to
     the conversion of the
     convertible subordinated
     debentures                             2,824,859       2,824,859      2,824,859    2,824,859

    Add shares giving effect to the
     conversion of the convertible
     preferred stock                        2,564,100       2,564,103      2,564,100    2,564,103

    Add shares  assuming  exercise  of
     options  reduced by the number of
     shares which could have been
     purchased with the proceeds from
     exercise of such options                   8,129          16,212         15,480       19,132

    Average shares and equivalents
     outstanding, assuming full
     dilution                              14,310,263      14,133,145     14,264,505   14,085,905

    Primary Earnings

     Net income (loss)                   $(17,729,000)    $10,089,000   $(15,725,000)  $30,745,000

     Preferred dividends                   (1,125,000)     (1,125,000)    (4,500,000)   (4,500,000)

     Earnings (loss) on Common           $(18,854,000)    $ 8,964,000   $(20,225,000)  $26,245,000


    Primary earnings (loss) per share

     Net income (loss)                   $      (2.11)    $      1.03   $      (2.28)  $      3.02



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                                                                    Exhibit 11

Computation of Primary and Fully Diluted Net Income (Loss) Per Share


                                           For the three months              For the twelve months
                                            ended December 31                  ended December 31

                                           1995           1994                1995            1994


    Fully Diluted Earnings
     Income (loss) from continuing
      operations before extraordinary
      charge and accounting change       $(18,854,000)   $ 8,964,000    $(20,225,000)  $26,245,000

    Add convertible subordinated
     debenture interest, net of taxes         (1)          1,144,000         (1)         4,575,000

    Add convertible preferred
     dividends                                (1)          1,125,000         (1)         4,500,000

    Net income (loss)                    $(18,854,000)   $11,233,000    $(20,225,000)  $35,320,000

    Fully diluted earnings (loss)
     per share

     Net income (loss)                   $     (2)       $       .80    $    (2)       $      2.51




    (1) The assumed conversion of the Registrant's Convertible Subordinated Debentures and Convertible Preferred Stock for the three months and twelve months ended December 31, 1995 would have an anti-dilutive effect for the computation of earnings per share; therefore conversion has not been assumed for these periods.

    (2) Fully diluted net income per share for the three months and twelve months ended December 31, 1995 is not presented as effects are anti-dilutive.

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